Press Release – Mifflintown, PA – May 9, 2013
Juniata Valley Financial Corp. Announces Quarterly Earnings and Declares Dividend

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the quarter ended March 31, 2013 were $1,006,000 and $0.24, respectively. First quarter net income in 2013 represented increases of $588,000 and $123,000, respectively, compared to the same quarter in 2012 and to the immediate preceding quarter ending December 31, 2012.

Juniata Valley's first quarter 2013 earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to the first quarter of 2012 and to the immediate preceding quarter ending December 31, 2012 are shown in the table below.

	Quarter Ended
	March 31, 2013	March 31, 2012	December 31, 2012
	Results	Results	Results
Net Income	$1,006,000	$418,000	$883,000
ROA	0.90%	0.37%	0.78%
ROE	8.05%	3.36%	7.06%
EPS (basic and fully diluted)	$0.24	$0.10	$0.20

In summary, the favorable results achieved in the first quarter of 2013 versus the two prior periods, were due to improvements in levels of non-interest expense net of non-interest income and a lower provision for loan losses (particularly in comparison to the first quarter of 2012), partially offset by a lower net interest margin.

The net interest margin on a fully tax-equivalent basis was 3.50% in the first quarter of 2013, 12 basis points lower than in the immediate preceding quarter and 34 basis points lower than in the first quarter of 2012. The decrease in net interest income was driven by lower outstanding loan balances and lower yields on both loans and investment securities, as the sustained period of low market interest rates continued. Compared to the level at December 31, 2012, loan balances at March 31, 2013 declined by 1.9%. Several factors contributed to the decrease in loan balances. First, loan balances declined as a result of targeted, continuing efforts by Bank personnel to address, through collection efforts or charge-offs, loans which were nonperforming or which had the potential to become nonperforming. Secondly, loan demand remains low as a result of the continuing soft economic conditions. Additionally, in order to minimize long-term interest rate risk, most fixed-rate residential mortgage loans originated by Juniata in 2013 were sold into the secondary market, with Juniata retaining the associated servicing rights; while this activity allows the generation of fee income, it also results in a reduction in loan balances.

The Bank has been diligent in its efforts to address non-performing and potential non-performing loans, and charged off $1.0 million against the balance of an impaired loan during the first quarter of 2013. The potential charge off had been previously identified and a specific reserve had been established. The level of non-performing loans as of March 31, 2013 reflected an improvement of 4.3% compared to December 31, 2012, and 5.0% as compared to March 31, 2012. The continued improvement in credit quality, along with lower loan balances outstanding, allowed the Bank to record a lower provision for loan losses in the first quarter of 2013 as compared to both the immediate preceding quarter and the same quarter one year earlier.

Ms. Barber commented, “We look forward to increased loan demand as economic conditions improve. JVB is well positioned to meet the credit needs of all its markets.”

Non-interest income in the first quarter of 2013 decreased by 2.3% and increased by 3.4%, respectively, when compared to the immediate preceding quarter and the same quarter one year ago. Sales of non-deposit products on which the Bank receives commissions have rebounded in the first quarter of 2013 as compared to both the immediate preceding quarter and the same quarter one year ago. Income from the sales of those products has increased by 33.3% in the first quarter of 2013 over the first quarter of 2012, and by 78.5% over the fourth quarter of 2012. With Juniata’s initiation of secondary market loan origination activities in 2012, a significant increase in gains on the sale of loans and other fees derived from loan activities was realized in the first quarter of 2013 as compared to the first quarter of 2012; however, gains from this activity in the first quarter of 2013 were less than in the fourth quarter of 2012. Non-interest expense decreased in the first quarter of 2013 by 9.1% and 6.5%, respectively, when compared to the immediate preceding quarter and to the same quarter one year ago, in each instance due primarily to lower staffing levels, benefit cost containment and lower net costs relating to foreclosed real estate properties.

Total assets on March 31, 2012 were $448.8 million as compared to $448.9 million at December 31, 2012.

On April 16, 2013, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share for the second quarter of 2013, payable on June 3, 2013 to shareholders of record on

May 15, 2013.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.